INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT is made effective as of April 6, 2009 (“Agreement”) between CHINA YCT INTERNATIONAL GROUP, INC., a Delaware  corporation (“Company”), and Robert J. Fanella (“Director”).

WHEREAS, it is essential to the Company to attract and retain  as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board.

NOW, THEREFORE, the parties agree as follows:

1.    Service as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving as the Audit Committee Chairperson along with other committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, (3) using reasonable efforts to promote the business of the Company. The Company currently intends to meet on the first Wednesday of each quarter except January, together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company.

2.    Compensation and Expenses.

 (a)    Retainer.    The Company will pay to Director an annual retainer (the “Retainer”) of $15,000 cash plus $40,000 in the form of restricted shares of the Company’s common stock, calculated on the average closing price per share for the five (5) trading days preceding and including the date stock is issued. The Board reserves the right to increase the Retainer from time to time, but may not reduce the Retainer below the amounts stated above. If Director’s service on the Board or any Committee does not begin or end at the beginning of a calendar year, the Retainer for that year will be prorated on a per diem basis as appropriate to reflect the portion of the year during which services were rendered.

(b)    Expenses.    The Company will reimburse Director for all reasonable, out-of-pocket expenses, approved by the Company in advance, incurred in connection with the performance of Director’s duties under this Agreement (“Expenses”).

(c)    Other Benefits.    The Board may from time to time authorize additional compensation and benefits for Director, including stock options or restricted stock.

    (d) Payments,  The Company will pay the cash portion of the Retainer in two equal installments following the close of six and twelve months service of each year, measured from the Effective Date of the Agreement, and so forth in six month intervals. The Restricted Share portion of the Retainer shall also be issued in two equal installments, the number of shares for the entire restricted stock portion of the retainer will be determined as of the effective date. The "dates of issue" for the restricted stock for the first installment will be the effective date of this agreement and the second installment will be the date six months after the effective date, and so forth in six month intervals.  The Company will pay for Expenses as incurred upon submission of receipts and a request for payment.  The Company may withhold from any payment any amount of withholding required by law.

3.    Amendments and Waiver.    No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

4.    Binding Effect.    This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.    Severability.    The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

6.    Governing Law.    This Agreement will be governed by and construed and enforced in accordance with the laws of the State of  Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

CHINA YCT INTERNATIONAL GROUP, INC.	DIRECTOR:

By: /s/Tinghe Yan	By: /s/Robert J. Fanella
Name: Tinghe Yan	Name: Robert J Fanella
Title: Chief Executive Officer
Date: April 6, 2009	Date: April 6, 2009